Exhibit 99.1
ION Reports Second Quarter 2011 Results
     HOUSTON — August 2, 2011 — ION Geophysical Corporation (NYSE: IO) today reported second quarter 2011 revenues of $88.5 million, a 17% increase from $75.4 million in the second quarter of 2010. Net income increased to $2.6 million, or $0.02 per diluted share, in the second quarter of 2011, compared to $1.1 million, or $0.01 per diluted share, in the second quarter of 2010.
     Bob Peebler, ION’s Chief Executive Officer, said, “As expected, we saw continued strength in our marine, data library and new ventures businesses, while our data processing business continues to slowly recover from the impact of last year’s oil spill in the Gulf of Mexico. We had growth in both revenues and earnings compared to last year, even with the slower-than-expected Gulf data processing business. We also experienced some delays in our Arctic new venture programs due to the bankruptcy of one of our Arctic contractors. In addition, we experienced two months of weather delays in our Marcellus Shale new venture project, which finally commenced in early July and is now progressing nicely.
     “We anticipated the slow-down in our data processing business when we saw a significant decline in our pipeline of bids last fall, but we underestimated the recovery time. The snail’s pace of government permitting and delays in lease sales have caused the slow-down in the Gulf to last much longer than expected. The good news is we have seen a substantial improvement in our Gulf of Mexico pipeline and even though we missed the timing of the recovery by four to six months, we expect continued strengthening with recovery in the fourth quarter of this year. I might also add that 2012 is beginning to look like a strong year in the Gulf of Mexico for both our data processing business and for our marine contractor customers.
     “As previously mentioned, INOVA’s land equipment business has generally mirrored BGP’s activity, which has been hit particularly hard by the turmoil in North Africa and the Middle East. We still believe that INOVA will finish the calendar year with improved revenues and earnings, but a stronger fourth quarter for INOVA will not appear in our financials until the first quarter of 2012 due to our lag accounting for

INOVA. We are very pleased that INOVA is on schedule to roll out a complete new product set, including a new version of FireFly®, a new version of their cabled system, and their first offering of land nodes. All of these new products will be introduced at the industry’s major trade show in late September and puts INOVA in an excellent position going into 2012.
     “In summary, we still expect the second half of the year to be significantly stronger than the first half and believe that momentum is building in exploration spending for 2012. We are well positioned to participate in the overall improvement of the seismic industry.”
SECOND QUARTER 2011
     Total revenues for the second quarter of 2011 increased to $88.5 million compared to $75.4 million a year ago. Solutions segment revenues increased by 38% over the same period a year ago, while Systems and Software segment revenues remained consistent with the prior period.
     Solutions segment sales increased to $49.0 million during the second quarter of 2011, compared to $35.5 million for the same period a year ago. Data library sales increased to $18.6 million, or 565% over the prior period as customers expressed interest in areas such as Brazil, East Africa and the Gulf of Mexico. New venture revenues doubled to $9.8 million related to programs in Northeast Greenland, East Africa and the Gulf of Mexico. This solid overall performance by the multi-client business more than offset the decline in revenues from the data processing business, which continues to be impacted by the lagging effects of the slow-down in the Gulf of Mexico.
     Systems segment sales were $29.5 million in the second quarter of 2011 compared to $29.8 million in the same period of 2010, as an increase in marine product sales was offset by a decrease in sales by the Company’s sensor geophone business, which continues to be impacted by soft land seismic activity.
     Software segment sales of $10.1 million in the second quarter of 2011 were essentially flat with the same period of 2010. Excluding foreign currency effects, Software segment revenues decreased 9% from the prior period predominantly due to a large sale of Gator-related hardware in the prior period that was not repeated in the current period.
     Consolidated gross margins increased slightly to 38% during the second quarter of 2011 compared to the prior period. Gross margins in the Systems and Software segments improved nine and six percentage points, respectively, predominantly related to sales mix, while Solutions segment gross margins slightly decreased by two percentage points.
     As a percentage of revenue, operating expenses declined slightly to 28% of sales during the second quarter of 2011 compared to the prior year period. Adjusted EBITDA increased 61% to $26.1 million compared to $16.2 million in the second quarter of 2010.
     The Company’s effective tax rate during the second quarter was 27.6% compared to 59.8% for the same period of 2010. The decrease in the Company’s effective tax rate for the three months ended June 30, 2011 as compared to the corresponding period in 2010 was due to lower expected tax expense in certain foreign jurisdictions for 2011. The high effective rate in the three months ended June 30, 2010 was due to an update to the Company’s expectation of the distribution of earnings between U.S and foreign jurisdictions resulting in a higher than usual estimated annual effective tax rate for that period.
     The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s first quarter 2011 financial results is included in the Company’s second quarter results. For the second quarter of 2011, the Company recognized a loss on its INOVA equity investment of approximately $4.2 million, compared to a loss of $0.2 million in the second quarter of 2010, which represented the Company’s share of INOVA Geophysical’s results from March 26, 2010 to March 31, 2010.
     During the second quarter, the Company liquidated $41 million of short-term certificates of deposit for cash to cover the working capital required to bridge the funding of its multi-client projects. Total cash and cash equivalents plus short-term investments were $95.0 million as of June 30, 2011. Additionally, the Company has no

outstanding balance associated with its $100 million revolving credit facility, bringing total liquidity to $195 million.
YEAR-TO-DATE 2011
     Consolidated revenues for the first six months of 2011 increased 9% to $179.1 million compared to $164.1 million for the same period in 2010. Excluding the results of the Company’s Legacy Land Systems (INOVA) segment in 2010, revenues for the first six months increased 21% or $31.5 million.
     Solutions segment revenues increased $23.3 million or 28% over prior year, primarily as a result of strong sales from the Company’s multi-client programs in Northeast Greenland, East Africa, Brazil and the Gulf of Mexico, partially offset by decreased data processing sales that were impacted by the continuing and lagging effects of the slow-down in the Gulf of Mexico. Systems and Software segment revenues increased by 16% and 4%, respectively.
     Gross margins for the first six months of 2011 increased to 36% compared to 31% for 2010, and compared to 35% in the same period of 2010 after excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment.
     Operating expenses as a percentage of revenues for the first six months of 2011 decreased to 28% compared to 32% in the prior year period after excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment, as revenue growth outpaced an increase in R&D and marketing expenditures.
     The Company’s effective tax rate during the first six months of 2011 was 27.2% (provision on income) compared to 26.0% (provision on a loss) for 2010. The increase in effective tax rate relates primarily to changes in the distribution of earnings between U.S. and foreign jurisdictions.
     Income from operations for the first half of 2011 totaled $14.9 million compared to a loss from operations of ($5.0) million in the prior period. Excluding the results of the Legacy Land Systems (INOVA) segment, income from operations for the same period of 2010 was $4.6 million.
     For the first six months of 2011, the Company reported net income of $2.6 million, or $0.02 per diluted share, compared to ($70.7) million, or ($0.52) per share, in

2010. Excluding the after-tax impact of the special items as shown in the table at the end of the second quarter 2010 press release, the Company reported a net loss of ($10.2) million, or ($0.07) per share for the first six months of 2010. Adjusted EBITDA for the period increased 77% to $56.6 million compared to $32.0 million in 2010.
OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “As we communicated during our first quarter earnings call, we continue to expect our year to be significantly back-end loaded, which is consistent with our historical pattern over the past several years.
     “Our multi-client business is currently executing several new venture programs both on land and at sea. Our marine business continues to perform well and remains on track to recognize the revenue from the BGP twelve-streamer sale in the back half of the year. Our data processing business, which had a weaker performance in the first half of the year, primarily driven by the slow-down in the Gulf of Mexico, is showing signs of improvement. The Gulf of Mexico sales pipeline has increased significantly since Macondo, and we expect this increase to work its way through the business, improving the back half of the year. We expect that the run rate of the data processing business should be restored to pre-Macondo levels beginning in the fourth quarter.
     “We continue to expect our investment in multi-client data libraries to achieve a full-year level in the range of $110 to $130 million with a significant amount of this investment to be underwritten by our customers.”
CONFERENCE CALL
     The Company has scheduled a conference call for Wednesday, August 3, 2011, at 10:00 a.m. Eastern Time that will include a slide presentation. To participate in the conference call, dial 480-629-9835 at least 10 minutes before the call begins and ask for the ION conference call. Click here to access the earnings presentation slides.
     A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 17, 2011. To access the replay, dial 303-590-3030 and use pass code 4452214#.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&L
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with litigation; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’

product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q filed during 2011.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Product revenues	$39,016	$39,433	$71,403	$79,675
Service revenues	49,516	35,953	107,681	84,430

Total net revenues	88,532	75,386	179,084	164,105

Cost of products	17,624	20,576	32,263	51,067
Cost of services	37,277	26,748	82,051	62,610

Gross profit	33,631	28,062	64,770	50,428

Operating expenses:
Research, development and engineering	5,906	5,217	11,745	14,216
Marketing and sales	7,838	5,649	14,880	13,555
General and administrative	11,087	11,212	23,274	27,650

Total operating expenses	24,831	22,078	49,899	55,421

Income (loss) from operations	8,800	5,984	14,871	(4,993)
Interest expense, net	(1,187)	(1,373)	(2,802)	(27,016)
Loss on disposition of land division	—	—	—	(38,115)
Fair value adjustment of warrant	—	—	—	12,788
Equity in losses of INOVA Geophysical	(4,173)	(179)	(5,033)	(179)
Other income (expense)	497	(799)	(2,502)	2,418

Income (loss) before income taxes	3,937	3,633	4,534	(55,097)
Income tax expense	1,085	2,174	1,232	14,334

Net income (loss)	2,852	1,459	3,302	(69,431)
Net income attributable to noncontrolling interest	44	—	69	—

Net income (loss) attributable to ION	2,896	1,459	3,371	(69,431)
Preferred stock dividends	338	385	676	1,260

Net income (loss) applicable to common shares	$2,558	$1,074	$2,695	$(70,691)

Net income (loss) per share:
Basic	$0.02	$0.01	$0.02	$(0.52)
Diluted	$0.02	$0.01	$0.02	$(0.52)

Weighted average number of common shares outstanding:
Basic	155,096	151,441	154,385	135,962
Diluted	156,553	152,036	156,058	135,962

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$55,953	$84,419
Short-term investments	39,000	—
Accounts receivable, net	65,921	77,576
Unbilled receivables	45,306	70,590
Inventories	86,160	66,882
Prepaid expenses and other current assets	15,373	13,165

Total current assets	307,713	312,632
Deferred income tax asset	14,098	8,998
Property, plant and equipment, net	25,913	20,145
Multi-client data library, net	120,086	112,620
Investment in INOVA Geophysical	91,722	95,173
Goodwill	52,194	51,333
Intangible assets, net	17,654	20,317
Other assets	10,054	3,224

Total assets	$639,434	$624,442

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$5,119	$6,073
Accounts payable	30,700	30,940
Accrued expenses	42,811	54,799
Accrued multi-client data library royalties	13,024	18,667
Deferred revenue and other current liabilities	36,558	22,887

Total current liabilities	128,212	133,366
Long-term debt, net of current maturities	100,153	102,587
Other long-term liabilities	7,499	8,042

Total liabilities	235,864	243,995

Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,551	1,529
Additional paid-in capital	837,726	822,399
Accumulated deficit	(445,015)	(448,386)
Accumulated other comprehensive loss	(11,376)	(15,530)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	403,321	380,447
Noncontrolling interest	249	—

Total equity	403,570	380,447

Total liabilities and equity	$639,434	$624,442

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$3,302	$(69,341)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	7,476	15,766
Amortization of multi-client data library	36,748	18,858
Stock-based compensation expense	3,727	3,343
Amortization of debt discount	—	8,656
Write-off of unamortized debt issuance costs	—	10,121
Fair value adjustment of warrant	—	(12,788)
Loss on disposition of land division	—	38,115
Equity in losses of INOVA Geophysical	5,033	179
Deferred income taxes	(8,192)	8,250
Change in operating assets and liabilities:
Accounts receivable	11,422	31,088
Unbilled receivables	25,284	(8,183)
Inventories	(22,051)	1,153
Accounts payable, accrued expenses and accrued royalties	(15,847)	(23,568)
Deferred revenue	16,630	1,768
Other assets and liabilities	(2,720)	(3,755)

Net cash provided by operating activities	60,812	19,572

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,240)	(2,056)
Investment in multi-client data library	(46,102)	(21,226)
Purchase of short-term investments	(80,000)	—
Proceeds from sale of short-term investments	41,000	—
Investment in a convertible note	(6,500)	—
Proceeds from disposition of land division, net of fees paid	—	99,790
Advances to INOVA Geophysical	—	(6,500)
Other investing activities	50	(1,272)

Net cash provided by (used in) investing activities	(98,792)	68,736

Cash flows from financing activities:
Borrowings under revolving line of credit	—	85,000
Repayments under revolving line of credit	—	(174,429)
Net proceeds from issuance of debt	—	105,695
Net proceeds from issuance of common stock	—	38,039
Payments on notes payable and long-term debt	(3,388)	(142,047)
Payment of preferred dividends	(676)	(1,260)
Contribution from noncontrolling interest	307	—
Proceeds from exercise of stock options	12,931	—
Other financing activities	(40)	(78)

Net cash provided by (used in) financing activities	9,134	(89,080)

Effect of change in foreign currency exchange rates on cash and cash equivalents	380	843

Net increase (decrease) in cash and cash equivalents	(28,466)	71
Cash and cash equivalents at beginning of period	84,419	16,217

Cash and cash equivalents at end of period	$55,953	$16,288

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net revenues:
Systems:
Towed Streamer	$20,234	$19,677	$37,781	$29,910
Ocean Bottom	507	1,137	509	1,311
Other	8,734	8,978	15,145	14,686

Total	$29,475	$29,792	$53,435	$45,907

Software:
Software Systems	$9,541	$9,641	$17,968	$17,257
Services	558	492	830	848

Total	$10,099	$10,133	$18,798	$18,105

Solutions:
Data Processing	$20,634	$27,753	$40,933	$51,718
New Venture	9,772	4,917	32,222	12,343
Data Library	18,552	2,791	33,696	19,521

Total	$48,958	$35,461	$106,851	$83,582

Legacy Land Systems (INOVA)	$—	$—	$—	$16,511

Total	$88,532	$75,386	$179,084	$164,105

Gross profit:
Systems	$15,110	$12,381	$27,355	$17,939
Software	7,331	6,811	12,909	12,180
Solutions	11,190	8,870	24,506	21,293
Legacy Land Systems (INOVA)	—	—	—	(984)

Total	$33,631	$28,062	$64,770	$50,428

Gross margin:
Systems	51%	42%	51%	39%
Software	73%	67%	69%	67%
Solutions	23%	25%	23%	26%
Legacy Land Systems (INOVA)	—%	—%	—%	(6%)

Total	38%	37%	36%	31%

Income (loss) from operations:
Systems	$9,057	$7,231	$15,137	$8,140
Software	6,439	6,256	11,292	11,062
Solutions	3,042	2,548	8,854	8,113
Legacy Land Systems (INOVA)	—	—	—	(9,623)
Corporate and other	(9,738)	(10,051)	(20,412)	(22,685)

Income (loss) from operations	$8,800	$5,984	$14,871	$(4,993)

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income (loss)	$2,852	$1,459	$3,302	$(69,431)
Interest expense, net	1,187	1,373	2,802	27,016
Income tax expense	1,085	2,174	1,232	14,334
Depreciation and amortization expense	16,828	11,004	44,224	34,624
Equity in losses of INOVA Geophysical	4,173	179	5,033	179
Loss on disposition of land division	—	—	—	38,115
Fair value adjustment of the warrant	—	—	—	(12,788)

Adjusted EBITDA	$26,125	$16,189	$56,593	$32,049

Reconciliation of Income (Loss) from Operations Excluding the
Legacy Land Systems (INOVA) Segment
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     The financial results reflected in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows contained in this press release are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income (loss) from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the six months ended June 30, 2010:

	Six Months Ended June 30, 2010
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$164,105	$(16,511)	$147,594
Cost of sales	113,677	(17,495)	96,182

Gross profit	50,428	984	51,412

Operating expenses:
Research, development and engineering	14,216	(4,181)	10,035
Marketing and sales	13,555	(1,559)	11,996
General and administrative	27,650	(2,899)	24,751

Total operating expenses	55,421	(8,639)	46,782

Income (loss) from operations	$(4,993)	$9,623	$4,630

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